Exhibit 99.1

Kraton Performance Polymers, Inc. Announces First Quarter 2016 Results
HOUSTON, April 27, 2016 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, specialty polymers, and value-added specialty products primarily derived from renewable sources, announces financial results for the quarter ended March 31, 2016.

2016 FIRST QUARTER OVERVIEW

•
On January 6, 2016 we completed the acquisition of Arizona Chemical for a cash purchase price of approximately $1.37 billion, subject to adjustments for cash, indebtedness, working capital, and other items. Commensurate with the acquisition, we are reporting through two operating segments: (i) Polymer Segment and (ii) Chemical Segment.

•	The results of operations include Arizona Chemical for the period January 6, 2016 through March 31, 2016.

•	Revenue was $419.9 million in the first quarter 2016 compared to $261.4 million in the first quarter 2015.

•	Adjusted EBITDA (non-GAAP) was $93.1 million in the first quarter 2016 compared to $49.2 million in the first quarter 2015.

•	Net income was $88.1 million, or $2.84 per diluted share, in the first quarter 2016 compared to a net loss of $9.5 million, or 0.30 per diluted share, in the first quarter 2015.

•	Adjusted net income (non-GAAP) was $24.9 million, or $0.80 per diluted share, in the first quarter 2016 compared to $24.2 million, or $0.76 per diluted share, in the first quarter 2015.

•	On January 29, 2016, we sold certain assets related to our compounding business. The $72.0 million of cash proceeds from the sale were used to pay down existing indebtedness.

“Kraton’s first quarter 2016 results reflect solid business performance and continued execution against our stated strategic objectives. Our first quarter 2016 Adjusted EBITDA of $93 million includes $52 million of Adjusted EBITDA from our Polymer segment and $41 million from our newly-acquired Chemical segment,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “Building upon the good business momentum we saw in the fourth quarter of 2015, our Polymer segment posted record first quarter Adjusted EBITDA, exceeding the previous record realized in the first quarter 2015. Our Polymer segment posted its second sequential quarter with adjusted gross profit in excess of $1,000 per ton, and although first quarter 2016 results did not benefit from the unit margin expansion that falling raw material prices provided in the first quarter 2015, our first quarter 2016 results do reflect a benefit from lower SG&A costs and an incremental $3.7 million of cost reductions under our $70 million cost reduction initiative. By year end we expect to realize $25-$28 million of the anticipated $70 million cost reduction program in the Polymer segment.”

“Results for the Chemical segment reflect stable business performance and profitability, as evidenced by the first quarter 2016 Adjusted EBITDA margin of 23.1 percent. Nevertheless, we see opportunity to improve overall profitability through targeted actions to recover prior period lost sales, specifically in our Chemical Intermediates business, disciplined use of analytical tools to ensure our refinery balances are truly profit-optimal, and by leveraging improved fundamentals of substitute product pricing in both our Adhesive and Chemical Intermediates businesses. In fact, an improved trend was evident as the first quarter evolved,” Fogarty added. “Regarding the process of integrating Arizona Chemical, we expect to realize $21-$27 million of the targeted $65 million in transaction synergies in 2016, and we captured $2.9 million of these synergies in the first quarter.”

“Lastly, we remain focused on reducing the leverage we incurred to complete the acquisition of Arizona Chemical. During the quarter, we sold certain assets associated with our compounding business for $72 million, and we used the proceeds from the sale to reduce outstanding indebtedness,” said Fogarty.

	Three months ended March 31,
($ in thousands, except per share amounts)	2016	2015
Revenue	$419,923	$261,429
Adjusted EBITDA (1)	$93,101	$49,249
Net income (loss) attributable to Kraton (GAAP)	$88,087	$(9,456)
Adjusted net income attributable to Kraton(1)	$24,906	$24,164
Earnings (loss) per diluted share (GAAP)	$2.84	$(0.30)
Adjusted earnings per diluted share(1)	$0.80	$0.76
_______________________________________

(1)	See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.

Q1 2016 VERSUS Q1 2015 RESULTS
Consolidated Results
Revenue was $419.9 million for the three months ended March 31, 2016 compared to $261.4 million for the three months ended March 31, 2015, an increase of $158.5 million or 60.6%. The increase reflects revenue of $176.9 million from the Chemical segment, whose operating results have been included in our consolidated results since January 6, 2016. The negative effect from currency movements reduced revenue by $3.7 million. The remaining $14.7 million, or 5.6%, decline was due to lower average selling prices in our Polymer segment amounting to $20.1 million, driven by lower average raw material costs, partially offset by an increase of $5.5 million due to higher sales volumes in our Polymer segment.
Gross profit was $93.8 million for the three months ended March 31, 2016 compared to $46.6 million for the three months ended March 31, 2015. The increase includes gross profit of $28.3 million from our Chemical segment, which includes $24.7 million of higher costs of goods sold related to the full amortization of the fair value adjustment for inventory under purchase accounting. The increase also includes $3.7 million benefit from the company's cost reduction initiatives and $1.1 million of synergies realized during the three months ended March 31, 2016. Gross profit as a percentage of revenue was 22.3% and 17.8% for the three months ended March 31, 2016 and 2015, respectively.
Research and development expenses were $10.6 million for the three months ended March 31, 2016 compared to $7.9 million for the three months ended March 31, 2015, an increase of $2.6 million, or 33.1%, reflective of the research and development costs of our Chemical segment.
Selling, general, and administrative expenses were $49.9 million for the three months ended March 31, 2016 compared to $26.9 million for the three months ended March 31, 2015, an increase of $22.9 million or 85.0%. The increase was primarily driven by selling, general, and administrative expenses of $20.7 million from our Chemical segment. The remaining increase was attributable to a $6.0 million increase in transaction and acquisition related costs, partially offset by $1.7 million decrease in professional fees, $1.4 million reduction in employee related costs, and $0.4 million positive effect from currency fluctuations. General and administrative expenses reflect a $1.8 million benefit from synergies realized during the three months ended March 31, 2016.
Interest expense, net was $33.8 million for the three months ended March 31, 2016 compared to $6.1 million for the three months ended March 31, 2015, an increase of $27.7 million. The increase was primarily due to additional indebtedness related to the Arizona Chemical Acquisition.
Income tax benefit (expense) was $86.3 million and $(0.1) million for the three months ended March 31, 2016 and 2015, respectively. Following the completion of the Arizona Chemical Acquisition, we reassessed the need for a valuation allowance against our net operating loss deferred tax assets and released $86.6 million of the previously recorded valuation allowance.
Net income attributable to Kraton was $88.1 million or $2.84 per diluted share for the three months ended March 31, 2016, an increase of $97.5 million compared to net loss of $9.5 million or $0.30 per diluted share for the three months ended March 31, 2015. Adjusted diluted earnings per share (non-GAAP) was $0.80 for the three months ended March 31, 2016 compared to $0.76 for the three months ended March 31, 2015. See a reconciliation of GAAP diluted earnings (loss) per share to adjusted diluted earnings per share below.

Polymer Segment Results

	Three Months Ended March 31,
	2016	2015
Polymer Segment Revenue and Adjusted EBITDA (non-GAAP)	(In thousands)
Cariflex	$38,023	$34,837
Specialty Polymers	85,029	91,674
Performance Products	119,919	134,768
Other	72	150
Total Polymer revenue	$243,043	$261,429

Polymer Adjusted EBITDA (non-GAAP) (1)	$52,244	$49,249
 ____________________________________________________

(1)	See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non-GAAP measure to its most directly comparable GAAP measure.
Revenue for the Polymer segment was $243.0 million for the three months ended March 31, 2016 compared to $261.4 million for the three months ended March 31, 2015, a decrease of $18.4 million or 7.0%. The decline was due to lower average selling prices amounting to $20.1 million driven by lower average raw material costs and $3.7 million from the negative effect of currency movements, partially offset by an increase of $5.5 million associated with higher sales volumes. Sales volumes were 75.1 kilotons for the three months ended March 31, 2016, an increase of 0.7 kilotons compared to the three months ended March 31, 2015.
With respect to revenue for the Polymer segment product groups:

•
Cariflex™ revenue was $38.0 million for the three months ended March 31, 2016 compared to $34.8 million for the three months ended March 31, 2015, an increase of $3.2 million or 9.1%. Cariflex sales volumes increased 11.8% compared to the three months ended March 31, 2015, driven primarily by higher sales into surgical glove applications, which increased revenue by $4.1 million. Lower selling prices due to lower average isoprene raw material costs resulted in a decline of $0.8 million and currency fluctuations had a positive effect of $0.3 million.

•
Specialty Polymers revenue was $85.0 million for the three months ended March 31, 2016 compared to $91.7 million for the three months ended March 31, 2015. Of the $6.6 million, or 7.2% revenue decrease, $1.2 million was associated with the negative effect of currency fluctuations. The balance of the decline was due to lower average selling prices resulting from lower raw material costs, partially offset by a 1.2% increase in sales volumes. The increase in sales volume was largely due to increased sales into automotive and medical applications, partially offset by lower sales into lubricant additive applications, which was largely attributable to the variability in order timing by a significant customer, and, to a lesser extent, lower sales into personal care applications.

•
Performance Products revenue was $119.9 million for the three months ended March 31, 2016 compared to $134.8 million for the three months ended March 31, 2015. Of the $14.8 million, or 11.0%, revenue decrease, $2.8 million was associated with the negative effect of currency fluctuations. The balance of the decline was primarily driven by lower average selling prices resulting from lower raw material costs. While we saw increased sales volumes into paving and personal care applications, these increases were offset by lower sales into adhesives and roofing applications.

For the three months ended March 31, 2016, the Polymer segment generated Adjusted EBITDA (non-GAAP) of $52.2 million compared to $49.2 million for the three months ended March 31, 2015. The improvement in Adjusted EBITDA (non-GAAP) compared to the first quarter 2015 reflects lower selling, general and administrative costs, the incremental benefit of our strategic cost reduction program and the increase in sales volume, the combination of which more than offset the impact lower unit margins. Although unit margins for the three months ended March 31, 2016 were unchanged compared to the fourth quarter 2015, margins declined compared to the first quarter of 2015, in which Polymer unit margins benefited from a pronounced decline in raw material prices.

Chemical Segment Results
The results for the Chemical segment are included in the consolidated financial statements for the period January 6, 2016 to March 31, 2016. The 2015 amounts have been derived from the Arizona Chemical historical operating results and are being included for comparative purposes only.

	For the period January 6, 2016 through March 31, 2016	Three Months Ended March 31, 2015
Chemical Segment Revenue	(In thousands)
Adhesives	$62,943	$71,548
Roads and construction	10,670	10,634
Tires	8,981	9,744
Chemical intermediates	94,286	112,068
Total Chemical Revenue	$176,880	$203,994

Revenue for the Chemical segment was $176.9 million from the date of acquisition to March 31, 2016 compared to $204.0 million for the three months ended March 31, 2015, a decrease of $27.1 million, or 13.3% (a $20.2 million, or 9.9% decrease assuming a full calendar quarter in 2016). The negative effect of currency movements accounts for $2.0 million of the revenue decrease. Sales volumes were 94.9 kilotons for the period from January 6, 2016 through March 31, 2016 compared to 100.2 kilotons for the three months ended March 31, 2015. On a full calendar quarter basis, however, first quarter 2016 volume would have been 98.2 kilotons.
With respect to revenue for the Chemical segment product groups:

•
Adhesives revenue was $62.9 million from the date of acquisition to March 31, 2016 compared to $71.5 million for the three months ended March 31, 2015, a decline of $8.6 million, or 12.0%. On a full calendar quarter basis, however, the decline in revenue would have been $5.5 million, or 7.7%, largely due to lower sales volume of 5.1% compared to the first quarter 2015, in which sales volume was favorably impacted from a competitor’s plant outage.

•
Roads and Construction and Tires revenue on a full calendar quarter basis aggregated $19.9 million from the date of acquisition to March 31, 2016, effectively unchanged compared to $20.4 million for the three months ended March 31, 2015.

•
Chemical Intermediates revenue was $94.3 million from the date of acquisition to March 31, 2016 compared to $112.1 million for the three months ended March 31, 2015, a decline of $17.8 million, or 15.9%. On a full calendar quarter basis, however, the decline in revenue would have been $14.2 million, or 12.7%. The revenue decline reflects lower average selling prices, and to a lesser extent, lower sales volume. The decline in average selling prices was largely offset by lower cost of goods sold. Currency movements negatively impacted revenue by approximately $1.1 million.

From the date of acquisition to March 31, 2016, Adjusted EBITDA (non-GAAP) for the Chemical segment was $40.9 million. Adjusted EBITDA included turnaround costs of $2.1 million and the negative effect of currency movements aggregating $1.8 million. In the first quarter 2016, progress was made toward achieving the synergy-driven operational cost improvements, with $1.1 million included in Adjusted EBITDA as of March 31, 2016.

CASH FLOW AND CAPITAL STRUCTURE
In connection with the Arizona Chemical Acquisition, we entered a $1,350.0 million six-year senior secured first lien term loan facility and issued $440.0 million in aggregate principal amount of 10.5% senior notes due 2023. In addition, we utilized $37.1 million of our $250.0 million five-year asset-based revolving credit facility. We applied a portion of the acquisition-related proceeds to prepay our previously issued 6.75% Senior Notes ($350.0 million principal amount plus fees and expenses of $8.0 million) and fund $57.1 million of debt issuance costs.
During the first quarter, we applied the $72.0 million of proceeds from the sale of assets relating to our compounding business to lower term loan indebtedness. This debt reduction was partially offset by an aggregate of $36.0 million of cash outflows associated with transaction and integration costs, payment of variable compensation earned in 2015, and costs to achieve synergies. In addition, capital expenditures amounted to $18.9 million excluding capital expenditures associated with the KFPC joint venture.
Summary of principal amounts for indebtedness and net debt:

	As of March 31, 2016	As of January 6, 2016
	(In thousands)
Term Loan	$1,278,000	1,350,000
10.5% Senior Notes	440,000	440,000
ABL	50,000	37,075
Capital lease	1,599	1,634
Kraton debt	1,769,599	1,828,709
Kraton cash	67,863	97,400
Kraton net debt	1,701,736	1,731,309

KFPC(1) Loan	91,064	76,912
KFPC(1) cash	10,515	9,315
KFPC(1) net debt	80,549	67,597

Consolidated net debt	$1,782,285	$1,798,906
 ____________________________________________________

(1)	Represents the 50% investment in a joint venture, Kraton Formosa Polymers Corporation (KFPC), located in Mailiao, Taiwan, which we consolidate.
OUTLOOK
Our 2016 full year revenue estimate is now approximately $1.8 billion and our Adjusted EBITDA estimate remains unchanged in the range of $370.0 million to $390.0 million.
We currently estimate that our results in the second quarter 2016 will reflect a negative spread between FIFO and ECRC of approximately $15 million.
We have not reconciled Adjusted EBITDA guidance to net income (loss) because we do not provide guidance for net income (loss) or for items that we do not consider indicative of our on-going performance, including the gain on sale of assets and the spread between FIFO and ECRC, as certain of these items are out of our control and/or cannot be reasonably predicted. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort.

USE OF NON-GAAP FINANCIAL MEASURES
This press release includes the use of both GAAP and non-GAAP financial measures. The non-GAAP financial measures are EBITDA, Adjusted EBITDA, Adjusted Gross Profit and Adjusted Net Income attributable to Kraton (or earnings per share). Tables included in this earnings release reconcile each of these non-GAAP financial measures with the most directly comparable GAAP financial measure. For additional information on the impact of the spread between the FIFO basis of accounting and estimated current replacement cost (“ECRC”), see Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
We consider these non-GAAP financial measures to be important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance including period-to-period comparisons and/or that of other companies in our industry. Further, management uses these measures to evaluate operating performance, and our incentive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance, along with other factors. These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. For EBITDA, which represents net income before interest, taxes, depreciation and amortization, these limitations include: EBITDA does not reflect the significant interest expense on our debt; EBITDA does not reflect the significant depreciation and amortization expense associated with our long-lived assets; and EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. The calculation of EBITDA in our debt agreements includes adjustments, such as extraordinary, non-recurring or one-time charges, proforma cost savings, certain non-cash items, turnaround costs, and other items included in the definition of EBITDA in the debt agreements. Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. As an analytical tool, Adjusted EBITDA is subject to all the limitations applicable to EBITDA. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP; and Adjusted EBITDA may, and often will, vary significantly from EBITDA calculations under the terms of our debt agreements and should not be used for assessing compliance or non-compliance with financial covenants under our debt agreements. Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. As a measure of our performance, Adjusted Gross Profit is limited because it often will vary substantially from gross profit calculated in accordance with U.S. GAAP due to volatility in raw material prices. Finally, we prepare Adjusted Net Income attributable to Kraton by eliminating from net income (loss) the impact of a number of items we do not consider indicative of our on-going performance, including the spread between FIFO and ECRC. Our presentation of non-GAAP financial measures and the adjustments made therein should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, and in the future we may incur expenses or charges similar to the adjustments made in the presentation of our non-GAAP financial measures.
CONFERENCE CALL AND WEBCAST INFORMATION
Kraton has scheduled a conference call on Thursday, April 28, 2016 at 9:00 a.m. (Eastern Time) to discuss first quarter 2016 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.
You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in 800-857-6511. International dial-in #: 210-839-8886.
For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on April 28, 2016 through 1:59 a.m. (Eastern Time) on May 12, 2016. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 888-293-8914.

ABOUT KRATON
Kraton Performance Polymers, Inc. (NYSE “KRA”) is a leading global producer of styrenic block copolymers, specialty polymers and high-value performance products derived from renewable sources. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing applications. As the largest global provider in the pine chemicals industry, the company’s pine-based specialty products are sold into adhesive, road and construction and tire markets, and it produces and sells a broad range of chemical intermediates into markets that include fuel additives, oilfield chemicals, coatings, metalworking fluids and lubricants, inks, flavors and fragrances and mining. Kraton offers its products to a diverse customer base in over 60 countries worldwide.
Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.
FORWARD LOOKING STATEMENTS
Some of the statements in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect our plans, beliefs, expectations, and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook,” “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans”, “on track”, or “anticipates,” or by discussions of strategy, plans or intentions, including all matters described on the section titled “Outlook” including, but not limited to, full year 2016 guidance for revenue and Adjusted EBITDA, and second quarter 2016 guidance on the negative spread between FIFO and ECRC.

All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties, and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in our latest Annual Report on Form 10-K, including but not limited to “Part I, Item 1A. Risk Factors” and “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: the integration of Arizona Chemical (now, AZ Chem Holdings LP); Kraton's ability to repay its indebtedness; Kraton's reliance on third parties for the provision of significant operating and other services; conditions in the global economy and capital markets; fluctuations in raw material costs; limitations in the availability of raw materials; competition in Kraton's end-use markets; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on our forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events.

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three months ended March 31,
	2016	2015
Revenue	$419,923	$261,429
Cost of goods sold	326,105	214,868
Gross profit	93,818	46,561
Operating expenses:
Research and development	10,576	7,947
Selling, general, and administrative	49,862	26,949
Depreciation and amortization	30,154	15,296
Total operating income (loss)	3,226	(3,631)
Gain on sale of assets	45,251	—
Loss on extinguishment of debt	(13,423)	—
Earnings of unconsolidated joint venture	78	76
Interest expense, net	(33,838)	(6,120)
Income (loss) before income taxes	1,294	(9,675)
Income tax benefit (expense)	86,251	(66)
Consolidated net income (loss)	87,545	(9,741)
Net loss attributable to noncontrolling interest	542	285
Net income (loss) attributable to Kraton	$88,087	$(9,456)
Earnings (loss) per common share:
Basic	$2.87	$(0.30)
Diluted	$2.84	$(0.30)
Weighted average common shares outstanding:
Basic	30,026	31,067
Diluted	30,289	31,067

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except par value)
	March 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$78,378	$70,049
Receivables, net of allowances of $849 and $244	206,210	105,089
Inventories of products	347,257	264,107
Inventories of materials and supplies	17,876	12,138
Other current assets	66,077	29,956
Total current assets	715,798	481,339
Property, plant, and equipment, less accumulated depreciation of $391,918 and $382,157	878,949	517,673
Goodwill	740,150	—
Intangible assets, less accumulated amortization of $111,196 and $100,093	480,895	41,602
Investment in unconsolidated joint venture	11,724	11,628
Debt issuance costs	4,292	1,337
Deferred income taxes	7,999	3,867
Litigation receivable	95,293	—
Other long-term assets	25,134	21,789
Total assets	$2,960,234	$1,079,235
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$143	$141
Accounts payable-trade	125,048	59,337
Other payables and accruals	101,878	91,011
Due to related party	16,268	14,101
Total current liabilities	243,337	164,590
Long-term debt, net of current portion	1,750,883	415,591
Deferred income taxes	219,948	9,070
Litigation payable	95,864	—
Other long-term liabilities	143,314	96,992
Total liabilities	2,453,346	686,243
Equity:
Kraton stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued	—	—
Common stock, $0.01 par value; 500,000 shares authorized; 30,840 shares issued and outstanding at March 31, 2016; 30,569 shares issued and outstanding at December 31, 2015	308	306
Additional paid in capital	352,167	349,871
Retained earnings	235,218	147,131
Accumulated other comprehensive loss	(115,261)	(138,568)
Total Kraton stockholders' equity	472,432	358,740
Noncontrolling interest	34,456	34,252
Total equity	506,888	392,992
Total liabilities and equity	$2,960,234	$1,079,235

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
	Three months ended March 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net income (loss)	$87,545	$(9,741)
Adjustments to reconcile consolidated net income (loss) to net cash used in operating activities:
Depreciation and amortization	30,154	15,296
Amortization of debt premium and original issue discount	1,655	(42)
Amortization of debt issuance costs	1,959	551
Loss on disposal of property, plant, and equipment	82	17
Gain on sale of assets	(45,251)	—
Loss on extinguishment of debt	13,423	—
Earnings from unconsolidated joint venture, net of dividends received	369	287
Deferred income tax benefit	(2,643)	(2,254)
Release of valuation allowance	(86,631)	—
Share-based compensation	3,083	2,609
Decrease (increase) in:
Accounts receivable	(15,551)	(20,464)
Inventories of products, materials, and supplies	26,478	35,361
Other assets	(10,393)	177
Increase (decrease) in:
Accounts payable-trade	(10,272)	(16,958)
Other payables and accruals	(27,952)	(7,091)
Other long-term liabilities	6,176	(1,688)
Due to related party	1,154	(2,557)
Net cash used in operating activities	(26,615)	(6,497)
CASH FLOWS FROM INVESTING ACTIVITIES
Kraton purchase of property, plant, and equipment	(18,502)	(14,725)
KFPC purchase of property, plant, and equipment	(8,325)	(15,968)
Purchase of software and other intangibles	(352)	(541)
Acquisition, net of cash acquired	(1,317,252)	—
Sale of assets	72,000	—
Net cash used in investing activities	(1,272,431)	(31,234)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	1,782,965	25,000
Repayments of debt	(430,133)	(5,000)
KFPC proceeds from debt	12,100	19,977
Capital lease payments	(35)	(32)
Purchase of treasury stock	(954)	(13,429)
Proceeds from the exercise of stock options	169	181
Settlement of interest rate swap	(5,155)	—
Debt issuance costs	(57,116)	—
Net cash provided by financing activities	1,301,841	26,697
Effect of exchange rate differences on cash	5,534	(2,993)
Net increase (decrease) in cash and cash equivalents	8,329	(14,027)
Cash and cash equivalents, beginning of period	70,049	53,818
Cash and cash equivalents, end of period	$78,378	$39,791
Supplemental disclosures:
Cash paid during the period for income taxes, net of refunds received	$3,792	$1,963
Cash paid during the period for interest, net of capitalized interest	$19,690	$11,183
Capitalized interest	$797	$1,016
Supplemental non-cash disclosures:
Property, plant, and equipment accruals	$15,121	$3,410
Asset acquired through capital lease	$—	$681

RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (Unaudited) (In thousands)
	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
	(In thousands)
	Polymer	Chemical	Total	Polymer	Chemical	Total
Gross profit	$65,525	$28,293	$93,818	$46,561	—	$46,561

Add (deduct):
Restructuring and other charges (a)	31	149	180	28	—	28
Effect of purchase price accounting on inventory valuation (b)	—	24,719	24,719	—	—	—
Production downtime (c)	—	—	—	(157)	—	(157)
Non-cash compensation expense	185	—	185	157	—	157
Spread between FIFO and ECRC	13,228	6,097	19,325	33,408	—	33,408
Adjusted gross profit	$78,969	$59,258	$138,227	$79,997	$—	$79,997
 ____________________________________________________

(a)	Severance expenses and other restructuring related charges.

(b)	In the first quarter of 2016, we had higher costs of goods sold for our Chemical segment related to the fair value adjustment in purchase accounting for their inventory.

(c)	In 2015, the reduction in costs is due to additional insurance recovery related to the Belpre, Ohio, production downtime.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF OPERATING INCOME (LOSS) TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
	(In thousands)
	Polymer	Chemical	Total	Polymer	Chemical	Total
Operating income (loss)	13,946	(10,720)	3,226	(3,631)	—	(3,631)
Add (deduct):
Depreciation and amortization	14,592	15,562	30,154	15,296	—	15,296
Gain on sale of assets	45,251	—	45,251	—	—	—
Loss on extinguishment of debt	(13,423)	—	(13,423)	—	—	—
Earnings of unconsolidated joint venture	78		78	76	—	76
EBITDA	60,444	4,842	65,286	11,741	—	11,741
Add (deduct):
Restructuring and other charges (a)	165	4,296	4,461	819	—	819
Transaction and acquisition related costs (b)	6,312	903	7,215	328	—	328
Gain on sale of assets	(45,251)	—	(45,251)	—	—	—
Loss on extinguishment of debt	13,423	—	13,423	—	—	—
Effect of purchase price accounting on inventory valuation		24,719	24,719	—	—	—
Production downtime (c)	—	—	—	(108)	—	(108)
KFPC startup costs (d)	840	—	840	452	—	452
Non-cash compensation expense (e)	3,083	—	3,083	2,609	—	2,609
Spread between FIFO and ECRC	13,228	6,097	19,325	33,408	—	33,408
Adjusted EBITDA	$52,244	$40,857	$93,101	$49,249	$—	$49,249
_____________________________________________________

(a)	Severance expenses, professional fees, and other restructuring related charges which are primarily recorded in selling, general, and administrative expenses.

(b)	Charges related to the evaluation of acquisition transactions which are recorded in selling, general, and administrative expenses.

(c)	In 2015, the reduction in costs is due to additional insurance recovery related to the Belpre, Ohio, production downtime, which is primarily recorded in cost of goods sold.

(d)	Startup costs related to the joint venture company, KFPC, which are recorded in selling, general, and administrative expenses.

(e)
For the three months ended March 31, 2016 and 2015, respectively, $2.7 million and $2.2 million is recorded in selling, general and administrative expenses, $0.2 million and $0.2 million is recorded in research and development expenses, and $0.2 million and $0.2 million is recorded in cost of goods sold.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended March 31, 2016
	(In thousands, except per share data)
	As Reported	Adjustments								Adjusted
		(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Revenue	$419,923	$—	$—	$—	$—	$—	$—	$—	$—	$419,923
Cost of goods sold	326,105	(180)	—	—	(24,719)	—	—	(19,325)	—	281,881
Gross profit	93,818	180	—	—	24,719	—	—	19,325	—	138,042
Operating expenses:
Research and development	10,576	—	—	—	—	—	—	—	—	10,576
Selling, general, and administrative	49,862	(4,281)	(7,215)	—	—	—	(840)	—	—	37,526
Depreciation and amortization	30,154		—	—	—	—	—	—	—	30,154
Total operating income	3,226	4,461	7,215	—	24,719	—	840	19,325	—	59,786
Gain on sale of assets	45,251	—	—	—	—	(45,251)	—	—	—	—
Loss on extinguishment of debt	(13,423)	—	—	13,423	—	—	—	—	—	—
Earnings of unconsolidated joint venture	78	—	—	—	—	—	—	—	—	78
Interest expense, net	(33,838)	—	—	—	—	—	—	—	—	(33,838)
Income (loss) before income taxes	1,294	4,461	7,215	13,423	24,719	(45,251)	840	19,325	—	26,026
Income tax benefit (expense)	86,251	(550)	(1,229)	(4,795)	(5,086)	16,164	(142)	(5,295)	(86,631)	(1,313)
Consolidated net income (loss)	87,545	3,911	5,986	8,628	19,633	(29,087)	698	14,030	(86,631)	24,713
Net loss attributable to noncontrolling interest	542	—	—	—	—	—	(349)	—		193
Net income (loss) attributable to Kraton	$88,087	$3,911	$5,986	$8,628	$19,633	$(29,087)	$349	$14,030	$(86,631)	$24,906

Earnings (loss) per common share:
Basic	$2.87	$0.13	$0.20	$0.28	$0.64	$(0.95)	$0.01	$0.46	$(2.82)	$0.82
Diluted	$2.84	$0.13	$0.20	$0.28	$0.63	$(0.94)	$0.01	$0.45	$(2.80)	$0.80
Weighted average common shares outstanding:
Basic	30,026	30,026	30,026	30,026	30,026	30,026	30,026	30,026	30,026	30,026
Diluted	30,289	30,289	30,289	30,289	30,289	30,289	30,289	30,289	30,289	30,289
_____________________________________________________

(a)	Restructuring and other charges.

(b)	Transaction and acquisition related costs.

(c)	Loss on extinguishment of debt.

(d)	Effect of purchase price accounting on inventory valuation.

(e)	Gain on sale of assets.

(f)	KFPC startup costs.

(g)	Spread between FIFO and ECRC.

(h)	Valuation allowance.

KRATON PERFORMANCE POLYMERS, INC. RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON TO NON-GAAP FINANCIAL MEASURES (Unaudited) (In thousands)
	Three Months Ended March 31, 2015
	(In thousands, except per share data)
	As Reported	Restructuring	Transaction and Acquisition	Production Downtime	KFPC Startup Costs	FIFO TO ECRC Adjustment	Adjusted
Revenue	$261,429	$—	$—	$—	$—	$—	$261,429
Cost of goods sold	214,868	(28)	—	156	—	(33,408)	181,588
Gross profit	46,561	28	—	(156)	—	33,408	79,841
Operating expenses:
Research and development	7,947	—	—	—	—	—	7,947
Selling, general, and administrative	26,949	(791)	(328)	(48)	(452)	—	25,330
Depreciation and amortization	15,296		—	—	—	—	15,296
Total operating income	(3,631)	819	328	(108)	452	33,408	31,268
Gain on sale of assets	—	—	—	—	—	—	—
Loss on extinguishment of debt	—	—	—	—	—	—	—
Earnings of unconsolidated joint venture	76	—	—	—	—	—	76
Interest expense, net	(6,120)	—	—	—	—	—	(6,120)
Income (loss) before income taxes	(9,675)	819	328	(108)	452	33,408	25,224
Income tax benefit (expense)	(66)	(26)	(7)	2	(76)	(984)	(1,157)
Consolidated net income (loss)	(9,741)	793	321	(106)	376	32,424	24,067
Net loss attributable to noncontrolling interest	285	—	—	—	(188)	—	97
Net income (loss) attributable to Kraton	$(9,456)	$793	$321	$(106)	$188	$32,424	$24,164

Earnings (loss) per common share:
Basic	$(0.30)	$0.03	$0.01	$—	$0.01	$1.03	$0.78
Diluted	$(0.30)	$0.02	$0.01	$—	$0.01	$1.02	$0.76
Weighted average common shares outstanding:
Basic	31,067	31,067	31,067	31,067	31,067	31,067	31,067
Diluted	31,067	31,371	31,371	31,371	31,371	31,371	31,371